Exhibit 5

February 2, 2017

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Ladies and Gentlemen:

In furnishing this opinion, I or a member of my staff have examined and relied upon copies of the Registration Statement on Form S-3 (the “Registration Statement”) being filed by E. I. du Pont de Nemours and Company (the “Company”) on the date hereof with the Securities and Exchange Commission, the Restated Certificate of Incorporation and bylaws of the Company, as amended to date, the Indenture, dated as of June 1, 1992, between the Company and Deutsche Bank Trust Company Americas, successor to Bankers Trust Company, as trustee, and the Indenture, dated as of June 1, 1992, between the Company and The Bank of New York Mellon Trust Company, N.A., successor to The Chase Manhattan Bank and Chemical Bank, as trustee (together, the “Indentures”), corporate records of the Company, including certain resolutions of the Board of Directors of the Company and minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

With reference to the Registration Statement, registering an unspecified amount of Debt Securities (as such term is defined in the Indentures) of the Company and an unspecified number of shares of common stock of the Company, par value $0.30 per share (the “Common Stock”), for issuance and sale from time to time pursuant to Rule 415 promulgated under the Securities Act of 1933, based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

(1)                                 the Company is validly existing and in good standing under the laws of the State of Delaware;

(2)                                 the Debt Securities have been duly authorized by the Company and, when authenticated by the trustee under and delivered in accordance with the terms of either of the Indentures, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; and

(3)                                 the Common Stock has been duly authorized by the Company and, when (i) the Board of Directors of the Company (or its authorized committee) shall have adopted resolutions in form and content sufficient under Delaware law, (ii) if the Common Stock shall be certificated, certificates for the Common Stock shall have been duly executed and issued, and (iii) the Common Stock shall have been delivered against payment therefor of the proper consideration as determined by the Board of Directors of the Company (or its authorized committee), the Common Stock will constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company (assuming for purposes of this paragraph that the Company shall have a sufficient number of authorized and unissued shares).

The opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to use of this opinion as an exhibit of the above-mentioned Registration Statement and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Stacy Fox
Stacy Fox
Senior Vice President and General Counsel